Exhibit 77(m)

(a) The Board of  Trustees of Pilgrim  Global  Technology  Fund (on  November 2,
2000) and Shareholders of Pilgrim Global Technology Fund (on March 15, 2001), and the Board of Trustees of Pilgrim Funds Trust, on behalf of ING Global Information Technology Fund ("Global Information Technology") (on November 16,
2000) approved an Agreement and Plan of Reorganization under which Global Information Technology acquired all of the assets and liabilities of Pilgrim Global Technology Fund in exchange for Class A shares, as applicable, of Global Information Technology. The Reorganization concluded on March 23, 2001.